April 20, 2018

Mr. Aref Matin

Dear Aref:

I am very pleased to confirm our offer of employment with John Wiley & Sons, Inc. as EVP and Chief Technology Officer, reporting to the President and CEO, contingent upon a satisfactory background check.

As discussed, your employment date will be on or about May 20, 2018.  Your salary will be $18,333 semi-monthly, equivalent to $440,000 annually.  You will be eligible for an annual salary reviews, with any increase in base salary subject to approval by the Executive Compensation and Development Committee of the Board of Directors.

Beginning in fiscal year 2019 (“FY19”), you will be eligible to participate in the Executive Annual Incentive Plan (“EAIP”), with a target incentive equal to 100% of your base salary, or $440,000.  If you join Wiley before June 30, 2018, your FY19 incentive will not be prorated.  If your employment date with Wiley is after June 30, 2018, you FY19 incentive will be prorated.  Payout will be based on achievement of corporate financial goals and strategic milestones.  All payouts under the EAIP are in accordance with plan provisions.

Beginning with the FY2019-21 performance cycle, which begins on May 1, 2018, you will be eligible to participate in annual grants under the Company’s Executive Long-Term Incentive Program (“ELTIP”).  Your targeted long-term incentive for this cycle is equal to 175% of your base salary, or $770,000.  Currently, the ELTIP delivers sixty percent of the long-term value in the form of target performance share units and forty percent in restricted share units using the ten-day average stock price at time of grant.  Payout of performance share units under the Plan is based on achievement of corporate financial metrics for the cycle, currently three-year cumulative EBITDA and three-year cumulative free cash flow.  The payout range is 50% for threshold level financial achievement and 150% for outstanding level financial achievement.  There is no payout of the performance share units if financial performance is below the threshold level.  All payouts under the ELTIP are subject to and in accordance with plan provisions, which are subject to change for FY2019.

111 River Street, Hoboken, NJ 07030-5774, U.S.
T +1 201 748 6000
F +1 201 748 6088
www.wiley.com

To assist you in the move to the NJ metropolitan area, you will receive a $30,000 allowance, payable within 30 days of hire, subject to taxes and other withholding.

You will receive a sign-on bonus of $200,000 payable within 30 days of hire, subject to taxes and other withholding.  You will be required to pay back the sign-on bonus if you leave the Company voluntarily within one year of your hire date.

You are eligible to receive a supplemental bonus equal to $800,000, payable in equal installments with the annual incentives after your first and second year of employment, based on achievement of agreed, quantifiable goals and objectives.  As performance-based compensation, this bonus would be eligible for deferral under the Deferred Compensation Program.  You will make your deferral elections during Deferred Compensation annual enrollment period in October-November 2018.

You will receive a sign-on grant of restricted share units, with a grant value of $2,000,000, converted to shares using the Wiley Class A closing stock price as of your employment date.  The restricted share units will be payable as Class A shares of Wiley stock in equal tranches, on the third, fourth and fifth anniversaries of your employment date. The grant is subject to forfeiture in the case of voluntary termination prior to vesting and accelerated vesting in the case of earlier termination of your employment without Cause, due to death or Disability or Constructive Discharge, or upon a Change in Control.

As an executive officer, your compensation is based upon the recommendation of the President and CEO, and subject to approval by the Executive Compensation and Development Committee of the Board of Directors.

All compensation is subject to withholding and payroll taxes to the extent required by applicable law.

You will be eligible to participate in all of Wiley's benefits plans in which any Wiley senior executive is eligible to participate.  Paid time off accrual and scheduling will be in accordance with Company policy.

While we look forward to a mutually beneficial relationship, your employment is "at-will."  This offer letter does not guarantee any employment duration.  Should your employment be involuntarily terminated without Cause or due to Constructive Discharge, you will receive as severance (in addition to any unpaid base salary earned at the date of termination, and prorated annual incentive paid at the regular time based on actual performance if active for 9 months or more of the fiscal year):

•
Absent a Change in Control:  One month of base salary for each year of employment, subject to a minimum of 12 months and a maximum of 18 months. Continued health insurance for the number of months of the cash severance period.  If such termination occurs on or before the first anniversary of your employment date, you will be eligible for an accrued benefit as of the following April 30 under the Executive Long-Term Incentive Plan.

111 River Street, Hoboken, NJ 07030-5774, U.S.
T +1 201 748 6000
F +1 201 748 6088
www.wiley.com

•
Within Twenty-Four Months of a Change in Control:  Eighteen months of base salary and eighteen months of “target” annual incentive to be paid in a lump sum, full acceleration of all unvested equity awards (with performance share units vested at “target”) and Benefit Continuation for eighteen months.

All severance is payable under the Executive Severance Plan, and is subject to your signing a release and waiver of claims and compliance with the restrictive covenants included in the attached document, which apply as material terms of your employment in any event.  For the avoidance of doubt, you will be entitled to any applicable benefits under the Executive Severance Plan, the relevant equity plan or grant agreement to the extent not covered in or greater than the benefits set forth in this letter.

Aref, I know that you will contribute significantly to the success of the Company.  I am sure you will find this position challenging and rewarding, and I look forward to working with you.

Please sign and return this letter, and the Agreements and Restrictive Covenants document, to me at the address noted.

Sincerely,                                          Acknowledged and Agreed:

Archana Singh /s/ Aref Matin
EVP and CHRO                                       Aref Matin

                April 26, 2018
                Date

111 River Street, Hoboken, NJ 07030-5774, U.S.
T +1 201 748 6000
F +1 201 748 6088
www.wiley.com

Agreements and Restrictive Covenants

Definitions

For purposes of the attached letter, the following definitions shall apply:

“Benefit Continuation” means coverage for eighteen months under the medical, dental, prescription and vision plans at the coverage elections in place just prior to termination of employment, but only to the extent comparable coverage is not provided by any new employer.  Any increase in premium cost resulting from a change in your coverage election shall be borne by you.  In order to receive such continued health benefits coverage, you must be eligible for and elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under the terms of the applicable program for the eighteen months of such coverage, and such coverage shall be “alternative coverage” for purposes of COBRA.

“Cause” means (A) your refusal or willful and continued failure to substantially perform your material duties to the best of your ability under this letter (for reasons other than death or disability), in any such case after written notice thereof; (B) your  gross negligence in the performance of your material duties under this letter; (C) any act of fraud, misappropriation, material dishonesty, embezzlement, willful misconduct or similar conduct; (D) your conviction of or plea of guilty or nolo contendere to a felony or any crime involving moral turpitude; or (E) your material and willful violation of any of the Company’s reasonable rules, regulations, policies, directions and restrictions.

“Change in Control” shall mean an event which shall occur if there is: (i) a change in the ownership of the Corporation; (ii) a change in the effective control of the Corporation; or (iii) a change in the ownership of a substantial portion of the assets of the Corporation.

For purposes of this Section, a change in the ownership occurs on the date on which any one person, or more than one person acting as a group (as defined in Treasury regulations 1.409A-2(i)(5)(v)(B)), acquires ownership of stock that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation.

A change in the effective control occurs on the date on which either (i) a person, or more than one person acting as a group (as defined in Treasury regulations 1.409A-2(i)(5)(v)(B)), acquires ownership of stock possessing 30% or more of the total voting power of the stock of the Corporation, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder.

111 River Street, Hoboken, NJ 07030-5774, U.S.
T +1 201 748 6000
F +1 201 748 6088
www.wiley.com

A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group (as defined in Treasury regulations 1.409A-2(i)(5)(v)(B)), other than a person or group of persons that is related to the Corporation, acquires assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A and the regulations promulgated thereunder.

“Constructive Discharge” means: (A) any material failure by the Company to fulfill its obligations under this letter (including, without limitation, any reduction of base salary, as the same may be increased during your employment, or other material element of compensation); (B) a material and adverse change to, or a material reduction of, your duties and responsibilities to the Company; or (C) the relocation of your primary office to any location more than fifty (50) miles from the Company’s principal executive offices, resulting in a materially longer commute for you.  You will provide the Company a written notice which describes the circumstances being relied upon for all terminations of employment by you resulting from any circumstances claimed to be a constructive discharge within thirty (30) days after the event giving rise to the notice.  The Company will have thirty (30) days after receipt of such notice to remedy the situation prior to your termination of employment due to a constructive discharge, and you must resign no later than thirty (30) days after the end of such 30-day period.

“Disability” means your inability, because of mental or physical illness or incapacity, whether total or partial, to perform one or more of the primary duties of your employment, with or without reasonable accommodation, for a length of time that the Company determines is sufficient to satisfy such obligations as it may have under the Family and Medical Leave Act (“FMLA”) and such “reasonable accommodation” obligations it may have under federal, state or local disability laws.

111 River Street, Hoboken, NJ 07030-5774, U.S.
T +1 201 748 6000
F +1 201 748 6088
www.wiley.com

Timing of Severance Payments and Compliance with Code Section 409A.

Payments of earned but unpaid base salary and vesting acceleration in connection with termination of employment shall be made as of the next regular payroll date following your termination of employment.

Payments of severance pay shall be made within ten business days following the later of the date the Company receives the release of claims properly executed by you, and the expiration of any period permitted for you to revoke the release  after its execution; provided, however, that in no event may you return the executed release of claims later than sixty days after termination of employment (or, if earlier, the end of the second month following the later of the end of the Company’s taxable year or your  taxable year).

The reimbursement of an eligible expense hereunder shall be made promptly upon your submission of request for reimbursement, accompanied by evidence of such expense reasonably acceptable to the Company, but in any event on or before the last day of your taxable year following the taxable year in which the expense was incurred.

Each of the payments and benefits above are designated as separate payments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), and the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B).  As a result, (1) any payments that become vested as a result of a qualifying termination that are made on or before the fifteenth day of the third month following the later of the end of the Company’s taxable year or the end of your  taxable year in which occurs your termination of employment, (2) any additional payments that are made on or before the last day of the second calendar year following the year of your termination and do not exceed the lesser of two times base salary or two times the limit under Code Section 401(a)(17) then in effect, and (3) the payment of medical expenses within the applicable COBRA period, are exempt from the requirements of Code Section 409A.  If you are designated as a “specified employee” within the meaning of Code Section 409A, to the extent that any deferred compensation payments to be made during the first six month period following your termination of employment exceed such exempt amounts, the payments shall be withheld and the amount of the payments withheld will be paid in a lump sum (with interest at the rate paid on twelve-month Treasury bills as of the date of your  termination of employment), during the seventh month after your termination.

111 River Street, Hoboken, NJ 07030-5774, U.S.
T +1 201 748 6000
F +1 201 748 6088
www.wiley.com

Business Expenses

The Company will reimburse you for all reasonable travel and other expenses incurred by you in connection with the performance of your duties and obligations under this letter, including attendance at industry and other relevant conferences.  You will comply with such limitations and reporting requirements with respect to expenses as may be established by Company from time to time and will promptly provide all appropriate and requested documentation in connection with such expenses.

Indemnification

The Company will indemnify you to the fullest extent permitted by the laws of the state of the Company’s incorporation in effect at that time, or the certificate of incorporation and by-laws of the Company, whichever affords you the greater protection.

Intellectual Property Rights

You hereby confirm that inventions, trade secrets and other work product produced by you or with your participation during the term of your employment with Wiley, in any form other than those (if any) in connection with your permitted outside activities (collectively the “Work Product”) shall be deemed work for hire on behalf of Wiley and you agree that Wiley shall be the sole owner of the Work Product, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to you.  If the Work Product, or any portion thereof, is deemed not to be Work for Hire, you hereby irrevocably convey, transfer and assign to Wiley, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Work Product, including without limitation, all of your right, title and interest in the copyrights and patents thereto, free and clear of all liens and other encumbrances.  You shall make such applications, sign such papers (including without limitation assignments), take all rightful oaths, and perform all acts as may be reasonably requested, during or after the term of your employment, with respect to evidencing ownership of the Work Product.  You shall assist Wiley to obtain any registrations covering Work Product assigned hereunder to Wiley and you hereby irrevocably designate and appoint Wiley and its duly authorized officers and agents as your attorney in fact, to act for and in your behalf and stead, to execute and further the prosecution and issuance of registrations thereon with the same legal force and effect as if executed by you.

Protection of Confidential Information

You acknowledge that during the course of employment with Wiley, you may be privy to certain confidential information which may be communicated to you verbally or in writing in your capacity as an officer or director of Wiley, its subsidiaries or affiliates, relating to Wiley, its businesses, its customers, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, hardware designs, schematics, designs, contracts, customer lists, financial information, sales and marketing plans, business plans and information, products, current and potential business partners, customers or other third parties (collectively, “Third Parties”), or other information which is not known to the public, and which may include material developed by you.  You acknowledge that all such information is and shall be deemed to be “Confidential Information” belonging to Wiley or Third Parties.  You agree to protect such Confidential Information from disclosure with the same degree of care that you normally use to protect your own confidential information, but not less than reasonable care, shall not divulge any such Confidential Information to anyone and shall not make use of the same without prior written consent of Wiley.  All Confidential Information is and shall remain the property of Wiley (or the applicable Third Party), and you shall not acquire any rights therein.  At the conclusion of your employment by Wiley, you shall promptly return all Wiley materials, including Confidential Information, in your possession and shall not retain any copies of any such material.  In addition, both parties agree that this agreement is confidential and that neither of us shall disclose its contents to others without the other’s prior approval.

111 River Street, Hoboken, NJ 07030-5774, U.S.
T +1 201 748 6000
F +1 201 748 6088
www.wiley.com

Business Opportunities

Should your role with Wiley expose you to business opportunities that might be attractive to Wiley as well as to others (including yourself), you agree to give Wiley consideration of any opportunity before you allow others to consider the opportunity.

Non-Compete, Non-Solicitation

During your employment with Wiley, you have and shall become familiar with Wiley’s trade secrets, information related to the operations, products and services of the Wiley, and with other Confidential Information concerning Wiley, its affiliates and companies acquired by Wiley.  Therefore, during your employment period and for a period of one year thereafter, you agree that you shall not directly or indirectly own any interest in, manage, control, participate in, consult with, or render services for any company or individual that materially competes with Wiley, provided, however, that it shall not be a violation hereof for you to own and manage the interests held by you prior to your employment with Wiley as separately previously disclosed to Wiley or to have beneficial ownership of less than 1% of the outstanding amount of any class of securities listed on a national or foreign securities exchange or an inter-dealer quotation system.

During your employment and for a period of one year thereafter, you agree that you shall not directly, or indirectly through another entity, (i) induce or attempt to induce any employee of Wiley or any affiliate to leave the employ of Wiley or such affiliate, or in any way interfere with the relationship between Wiley or any affiliate and any employee thereof, (ii) hire any person who was an employee of Wiley or any affiliate at any time during the one year period prior to termination of your employment with Wiley or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Wiley or any affiliate to cease doing business with Wiley or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and Wiley or any affiliate (including, without limitation, making any negative statements or communications about Wiley or its affiliates).

111 River Street, Hoboken, NJ 07030-5774, U.S.
T +1 201 748 6000
F +1 201 748 6088
www.wiley.com

You agree that during the term of your employment with Wiley, you will devote full time to the business of Wiley and will not engage in any activity that conflicts with your obligations to Wiley.  Nothing in this letter shall preclude you from engaging, consistent with your duties and responsibilities hereunder, in charitable and community affairs or from maintaining (after a short transition period for you to exit the balance of your director positions) your directorship in one of the private companies on whose board you presently sit, provided that (a) such company directorship is made known to Wiley and approved prior to the execution of this Offer Letter and (b) such service does not include a material time commitment that impacts on your time and duties at Wiley.

Representations

You hereby represent and warrant that: (a) you have the right to enter into this Agreement, to grant the rights granted in this Agreement and to perform fully all their obligations under this Agreement. No consent of any other person or entity is necessary for you to enter into and fully perform this Agreement and you have not done and shall not do any act and have not made and shall not make any grant, assignment or agreement which shall or would likely conflict or interfere with the complete enjoyment of all of Wiley’s rights under this Agreement; (b) the material contributed by you, including without limitation, any Work Product, (i) shall not violate or infringe in any way upon the rights of others, including, without limitation, any copyright, patent, trademark or other proprietary right or the right of privacy or publicity, (ii) shall not contain any libelous, obscene or other unlawful matter, and (iii) shall not violate any applicable law.

Modification

It is the intention of the parties to make these restrictive covenants and agreements binding to the fullest extent permitted under existing applicable laws. In the event that any part of any of these restrictive covenants and agreements is determined by a court of law of competent jurisdiction to be overly broad or too long in duration or otherwise objectionable, thereby making the covenants unenforceable, the parties hereto agree, and it is their desire, that such a court shall substitute a reasonable judicial enforceable limitation in place of the offensive part of the covenant, and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form.

111 River Street, Hoboken, NJ 07030-5774, U.S.
T +1 201 748 6000
F +1 201 748 6088
www.wiley.com

Miscellaneous

This Offer Letter and any and all related issues – including but not limited to interpretation, enforcement, and performance – shall be governed by the laws of the State of New York, without reference to the conflicts of law provisions thereof.

General

This document, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.  This document may be signed in one or more counterparts, each of which once signed shall be deemed to be an original.  All such counterparts together shall constitute one and the same instrument.

For Wiley

By: /s/ Archana Singh                         /s/Aref Matin

 Archana Singh                                 Aref Matin
 EVP and CHRO

April 20, 2018                            April 26, 2018
Date       Date